Exhibit (a)(1)(iv)

EXECUTIVE REPLACEMENT OPTION AGREEMENT

Optionee: [            ]

This Option and any securities issued upon exercise of this Option are subject to restrictions on transfer and requirements of sale and other provisions as set forth below.

CC MEDIA HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This stock option (the “Option”) is granted by CC Media Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Executive Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Executive Replacement Option Agreement (the “Agreement”), the “Grant Date” shall mean February 17, 2011.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, shares of Class A Common Stock, par value $.001 per share (the “Shares”), as set forth below:

(a) [            ] Shares at $10.00 per Share (the “Tranche 1 Options”);

(b) [            ] Shares at $10.00 per Share (the “Tranche 2 Options”); and

(c) [            ] Shares at $10.00 per Share (the “Tranche 3 Options”).

The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Code.

2. Vesting.

(a) Tender Offer. This Option shall be immediately terminated and forfeited if the non-qualified option granted to the Optionee pursuant to the Option Award Agreement dated as of [Original Grant Date] (the “Eligible Options”) are not accepted for exchange in the tender offer made by the Company for the Eligible Options on or about the date hereof.

(b) During Employment. During the Optionee’s Employment, this Option shall vest as follows:

(i) Tranche 1: The Tranche 1 Options will vest and become exercisable with respect to 25% of the Tranche 1 Options on each of the first, second, third and fourth anniversaries of the Grant Date.

(ii) Tranche 2: The Tranche 2 Options will become eligible to vest (subject to achieving a 0.5x Return to Investor) with respect to 25% of the Tranche 2 Options on each of the first, second, third and fourth anniversaries of the Grant Date. Tranche 2 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 0.5x Return to Investor. Subject to the other terms and provisions of this Agreement and the Plan, Tranche 2 Options not eligible to vest on the date a 0.5x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

(iii) Tranche 3: The Tranche 3 Options will become eligible to vest (subject to achieving a 2.0x Return to Investor) with respect to 25% of the Tranche 3 Options on each of the first, second, third and fourth anniversaries of the Grant Date. Tranche 3 Options that are eligible to vest shall only vest and become exercisable upon the achievement of a 2.0x Return to Investor. Subject to the other terms and provisions of this Agreement and the Plan, Tranche 3 Options not eligible to vest on the date a 2.0x Return to Investor is achieved, shall thereafter vest and become exercisable when they become eligible to vest.

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(c) Change of Control. Notwithstanding any other provision of this Section 2, in the event of a Change of Control, 100% of the then outstanding and unvested Tranche 2 and Tranche 3 Options shall become eligible to vest and shall vest and become exercisable to the extent that the applicable Return to Investor is achieved upon the Change of Control.

(d) Termination of Employment.

(i) Notwithstanding any other provision of this Section 2 and subject to Section 2(d)(ii) below, automatically and immediately upon the cessation of Employment, all outstanding and unvested Tranche 1, 2 and 3 Options shall terminate.

(ii) Notwithstanding Section 2(d)(i), in the event the Optionee’s Employment is terminated by the Company without Cause during the twelve (12) months following a Change of Control, 100% of the then outstanding and unvested Tranche 1 Options will vest and become exercisable in accordance with Section 3(a) below.

Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Awards granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, an Employee.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(c) above, the following rules will apply if a Optionee’s Employment ceases in all circumstances: automatically and immediately upon the cessation of Employment, this Option will cease to be exercisable and will terminate, except that:

(a) any portion of this Option held by the Optionee or the Optionee’s Permitted Transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of a termination by the Company without Cause, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and

(b) any portion of this Option held by the Optionee or the Optionee’s Permitted Transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate.

4. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares otherwise receivable upon exercise of the Option or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

5. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

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6. Restrictions on Shares.

(a) Transferability of Shares. Except as provided in this Section 6, no Transfer of Shares received upon exercise of the Option (“Received Shares”) by the Optionee is permitted:

(i) Permitted Transferees. The Optionee may Transfer any and all Received Shares to a Permitted Transferee, provided that such Permitted Transferee shall become a party to and subject to the terms and conditions of this Agreement. Prior to the initial Transfer of any Received Shares to a given Permitted Transferee pursuant to this Section 6(a) and as a condition thereto, the Permitted Transferee shall execute a written agreement in a form provided by the Company under which such Permitted Transferee shall become subject to all provisions of this Agreement to the extent applicable to the Received Shares, including without limitation Sections 6, 7, and 10.

(ii) Public Transfers. After the third anniversary of the closing of a Qualified Public Offering, the Optionee may Transfer any or all Received Shares to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

(iii) Sale Rights on Termination Due to Death or Disability. Upon the Optionee’s termination of Employment due to death or Disability, the Optionee and his or her Permitted Transferees will have the right, subject to Sections 6(a)(v) and 6(a)(vi), to sell to the public pursuant to Rule 144 at any time during the one-year period following the effective date of such termination all or any portion of the Received Shares, notwithstanding that such a Transfer might not otherwise then be permitted by Section 6(a)(ii).

(iv) Release of Received Shares. If prior to the third anniversary of the closing of a Qualified Public Offering, any Investor makes a Transfer of its Equity Shares to any Person (other than a Transfer to any other Investor or Sponsor or to any of the respective Affiliates or Affiliated Funds of any such Investor or Sponsor), then the Optionee will be permitted to Transfer, pursuant to Rule 144, that portion of the Optionee’s Received Shares that bears the same proportion to the total number of Shares with respect to which this Option is then vested and exercisable and Received Shares then owned by the Optionee as the number of Equity Shares that were Transferred by such Investor bears to the total number of Equity Shares that were owned by all Investors immediately prior to such Transfer.

(v) Legal Restrictions; Other Restrictions. The restrictions on Transfer contained in this Agreement, including those specified in this Section 6, are in addition to any prohibitions and other restrictions on transfer arising under any applicable laws, rules or regulations, and the Optionee may not Transfer Received Shares to any other Person unless the Optionee first takes all reasonable and customary steps, to the reasonable satisfaction of the Company, to ensure that such Transfer would not violate, or be reasonably expected to restrict or impair the respective business activities of the Company or any of its subsidiaries under, any applicable laws, rules or regulations, including applicable securities, antitrust or U.S. federal communications laws, rules and regulations. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which the Optionee may be subject, including any restrictions on Transfer contained in the Company’s certificate of incorporation (including restrictions therein relating to federal communications laws), or any other agreement to which the Optionee is a party or is bound or any applicable lock-up rules and regulations of any national securities exchange or national securities association.

(vi) Impermissible Transfers. Any Transfer of Received Shares not made in compliance with the terms of this Section 6 shall be null and void ab initio, and the Company shall not in any way give effect to any such Transfer.

(vii) Period. Upon the occurrence of a Change of Control, all the Transfer restrictions of this Section 6 shall terminate.

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(b) Drag Rights.

(i) Sale Event Drag Along. If the Company notifies the Optionee in writing that it has received a valid Drag Along Sale Notice (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement and that Capital IV has informed the Company that it desires to have the Optionee participate in the transaction that is the subject of the Drag Along Sale Notice, then the Optionee shall be bound and obligated to Transfer in such transaction the percentage of the aggregate number of Shares with respect to which this Option is then vested and exercisable and Received Shares then held by the Optionee that the Company notifies the Optionee is equal to the percentage of Equity Shares held by the Sponsors and their Affiliates that the Sponsors and Affiliates are transferring in such transaction, on the same terms and conditions as the Sponsors and their Affiliates with respect to each Equity Share Transferred. With respect to a given transaction that is the subject of a Drag Along Notice, the Optionee’s obligations under this Section 6(b) shall remain in effect until the earlier of (1) the consummation of such transaction and (2) notification by the Company that such Drag Along Sale Notice has been withdrawn.

(ii) Waiver of Appraisal Rights. The Optionee agrees not to demand or exercise appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 6(b), whether or not such appraisal rights are otherwise available.

(iii) Further Assurances. The Optionee shall take or cause to be taken all such actions as requested by the Company or Capital IV in order to consummate any transaction subject to this Section 6(b) and any related transactions, including but not limited to the exercise of vested Options and the execution of agreements and other documents requested by the Company.

(iv) Period. The foregoing provisions of this Section 6(b) shall terminate upon the occurrence of a Change of Control.

(c) Lock-Up. The Optionee agrees that in connection with a Public Offering, upon the request of the Company or the managing underwriters(s) of such Public Offering, the Optionee will not Transfer, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic ownership, or otherwise encumber or dispose of the Option or any portion thereof or any of the Received Shares for such period as the Company or such managing underwriter(s), as the case may be, may request, commencing on the effective date of the registration statement relating to such Public Offering and continuing for not more than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering), except with the prior written consent of the Company or such managing underwriter(s), as the case may be. The Optionee also agrees that he or she will sign a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

(d) Other Agreements. If the Optionee is otherwise party to a stockholders agreement or other similar agreement (including any side letter thereto), applicable to equity issued by the Company or its Affiliates, the Company may, in its sole discretion, choose to apply any of the terms of such agreement(s) in lieu of any of the terms of Sections 6 or 7 of this Agreement

7. Grant of Proxy. To the extent permitted by law, the Optionee hereby grants to Capital IV an irrevocable proxy coupled with an interest, with full power of substitution, to vote such Optionee’s Received Shares as Capital IV sees fit on all matters related to (i) the election of members of the Board, (ii) any transaction subject to Section 6(b) herein or (iii) any amendment to the Company’s certificate of incorporation to increase the number of shares of common stock authorized thereunder. Such proxy shall be valid and remain in effect until the earlier of (1) the occurrence of a Change of Control and (2) with respect to any particular matter, the latest date permitted by applicable law.

8. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan and this Agreement.

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9. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

10. Non-Competition, Non-Solicitation, Non-Disclosure. The Board shall have the right to cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Option, including, without limitation, canceling or rescinding this Option if the Board determines that the Optionee is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company and such non-compliance has not been authorized in advance in a specific written waiver from the Company. In addition, in the event of any such violation of such agreement (without the advance written consent of the Company) that occurs during the period following termination of employment covered by any such agreement, the Company may require that (i) the Optionee sell to the Company Received Shares then held by the Optionee for a purchase price equal to the aggregate exercise price of the Options and (ii) the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Received Shares, and (2) any consideration received upon the exchange of any Received Shares (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any Shares and any cash amounts due to the Optionee under or by reason of Optionee’s holding this Option, any amounts to which the Company is entitled as a result of Optionee’s violation of the terms of any non-competition, non-solicitation or non-disclosure agreement with the Company or Optionee’s breach of any duty to the Company. Accordingly, Optionee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow. The Optionee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Optionee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

11. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

12. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any Sponsor or any of their respective Affiliates or Affiliated Funds.

“Affiliated Fund” means, with respect to any specified Person, (a) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor,

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(b) any partnership, limited liability company or other legal entity controlled (i) jointly by the Sponsors and/or their respective Affiliates or (ii) individually by a single Sponsor and/or its Affiliates, in each case (i) and (ii) that is formed to invest directly or indirectly in the Company.

“Capital IV” means Clear Channel Capital IV, LLC, a Delaware limited liability company formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Capital V” means Clear Channel Capital V, L.P., a Delaware limited partnership formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Change of Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined the Securities Exchange Act of 1934, as amended and the rules thereunder), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons).

“Disability” (a) has the meaning given to such term in the Optionee’s employment agreement then in effect, if any, between the Optionee and the Company or any of its subsidiaries, or (b) if there is no such term in such employment agreement or there is no such employment agreement then in effect, means the disability of an Optionee during his or her Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he or she is unable to perform substantially all of his or her duties and responsibilities, notwithstanding the provision of any reasonable accommodation, for 6 consecutive months during any period of 12 consecutive months.

“Equity Shares” means Shares as such term is used in the Stockholders Agreement.

“Investors” means Capital IV and Capital V and their “Permitted Transferees,” as defined in the Stockholders Agreement.

“Investor Shares” means Equity Shares of any type held by the Investors and shall include any stock, securities or other property or interests received by the Investors in respect of Equity Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Members of the Immediate Family” means, with respect to an individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian.

“Permitted Transferee” means (a) the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees or distributees, in each case acquiring the Received Shares in question pursuant to the will or other instrument taking effect at death of such Optionee or by applicable laws of descent and distribution, or (b) a trust, private foundation or entity formed for estate planning purposes for the benefit of the Optionee and/or any of the

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Members of the Immediate Family of such Optionee. In addition, the Optionee shall be a Permitted Transferee of the Optionee’s Permitted Transferees.

“Public Offering” means a public offering and sale of shares of common stock of the Company, for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Public Offering” means the first underwritten Public Offering after the Grant Date pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) in connection with which the Company or any of the Sponsors or their respective Affiliates or Affiliated Funds receives sale proceeds therefrom.

“Return to Investor” means the return to the Sponsors and their respective Affiliates and Affiliated Funds, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to the Sponsors and their respective Affiliates and Affiliated Funds in respect of their Investor Shares and all cash proceeds to the Sponsors and their respective Affiliates and Affiliated Funds from the sale or other disposition of such Investor Shares.

“Sponsors” shall mean Bain Capital (CC) IX L.P. and Thomas H. Lee Equity Fund VI, L.P.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 29, 2008, as amended from time to time, by and among the Company, BT Triple Crown Merger Co., Inc. and other stockholders of the Company who from time to time may become parties thereto.

“Transfer” means any sale, pledge, assignment, encumbrance, distribution or other transfer or disposition of shares or other property to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

13. General. For purposes of this Option and any determinations to be made by the Administrator or Committee, as the case may be, hereunder, the determinations by the Administrator or Committee, as the case may be, shall be binding upon the Optionee and any transferee.

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IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By:
Name:
Title:

Dated:
Acknowledged and Agreed

Name: [Executive]

Address of Principal Residence:

[Address]

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